UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

TouchStone Software Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TouchStone Software Corporation 1538 Turnpike Street North Andover, ma 01845 Traded: OTC BB: TSSW
At The Company:
Jason K. Raza
CEO and President
(978) 686-6468

For Immediate release
TOUCHSTONE SOFTWARE ANNOUNCES PRELIMINARY PROXY
STATEMENT RELATING TO MERGER WITH PHOENIX TECHNOLOGIES LTD.
WILL NOT BE REVIEWED BY THE SEC
Sets Special Meeting of Stockholders for Wednesday, June 25, 2008
     NORTH ANDOVER, MA May 7, 2008 — Touchstone Software Corporation (OTCBB: TSSW), a leading provider of PC Optimization Tools, today announced that it had received confirmation from the Securities and Exchange Commission (the “SEC”) that the Company’s preliminary proxy statement filed on April 23, 2008 in connection with its proposed merger with Phoenix Technologies Ltd., (Nasdaq: PTEC) will not be reviewed by the staff of the SEC.
     The Company has scheduled a special meeting of stockholders to approve the merger for Wednesday, June 25, 2008, at 11:00 a.m. PDT at 10100 Santa Monica Boulevard, 22nd Floor, Los Angeles, California 90067. Stockholders of record as of the close of business on May 15, 2008, will be entitled to vote at the meeting.
     Jason Raza, Touchstone’s President and CEO, said, “The board of directors believes that the merger is in the best interests of the Company and our stockholders. Because a non-vote will have the same effect as a vote against approving the transaction, we urge stockholders to exercise their rights by voting their shares as soon as possible after they receive and review the proxy statement.”
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
     Touchstone plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the transaction on or around May 21, 2008. The proxy statement will contain important information about Touchstone, the transaction and related matters. Investors and security holders are urged to read the proxy statement carefully when it is available.
     Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Touchstone through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement from Touchstone by contacting its proxy solicitor, Morrow & Co., LLC, toll free at (800) 607-0088.
     Touchstone and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the transactions contemplated by the merger agreement. Information regarding Touchstone’s directors and executive officers is contained in Touchstone’s Annual Report on Form 10-KSB for the year ended December 31, 2007, as amended, which has been filed with the SEC. As of March 28, 2008, Touchstone’s directors and executive officers beneficially owned approximately 4,678,048 million shares, or 38.7%, of Touchstone’s common stock. Stockholders representing approximately 38.7% of the voting stock of Touchstone have signed voting agreements agreeing to vote for the approval of the merger agreement and the transactions contemplated thereby.
Disclosure Statements
Forward-Looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including the risk factors set forth in the Company’s annual report on Form 10-KSB and such other risks detailed from time to time in the company’s reports filed with the SEC. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
About Touchstone Software Corporation
TouchStone Software Corporation is a leading developer of innovative software designed to help people use complex technologies. The company’s products, which include BIOS Agent, BIOS Wizard and Driver Agent, are distributed worldwide via the Internet. TouchStone’s corporate headquarters are located at 1538 Turnpike Street, North Andover, MA 01845. Additional information on the Driver Agent service is available at www.driveragent.com and a one year subscription is $29.95. Additional information about TouchStone Software is available at www.touchstonesoftware.com.
NOTE: Touchstone Software, eSupport, Driver Agent are registered trademarks or trademarks of Touchstone Software Corporation and/or its affiliates.